Exhibit 10.1(y)

FIRST AMENDMENT
TO
SAUER-DANFOSS CHANGE OF CONTROL AGREEMENT

This FIRST AMENDMENT (the “Amendment”) to the SAUER-DANFOSS CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made as of December 20, 2008, between Charles K. Hall (the “Employee”) and SAUER-DANFOSS (US) Company, a Delaware corporation (“Employer” or the “Company”).

WHEREAS, the Company and the Employee are parties to the Change In Control Agreement dated as of March 8, 2004;

WHEREAS, Section 15 of the Agreement provides that the Agreement may be changed by an instrument in writing signed by the parties thereto; and

WHEREAS, the Company and the Employee have determined that it is desirable to make certain written amendments to the Agreement, in order to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and that such written amendments, pursuant to IRS Notice 2007-86, are permitted to be made at any time on or before December 31, 2008.

NOW THEREFORE, in consideration of the mutual promises and agreements of the parties, the Agreement is hereby amended effective as of December 20, 2008 in the following particulars in order to ensure it is exempt from or compliant with Code Section 409A in all regards:

1.             Subparagraphs (i) through (iv) of paragraph (b) of Section 2 of the Agreement are hereby deleted in their entirety and replaced with the following new Subparagraphs (i) through (iv) as a part thereof:

“              (i)            An amount in cash equal to the Employee’s unpaid base salary accrued through the date of termination of employment, accrued vacation pay through the date of termination of employment, unreimbursed business expenses incurred through the date of termination of employment, and all other items earned by and owed to the Employee through and including the date of termination (in full satisfaction for these amounts owed to the Employee) which shall be payable in a lump sum no later than thirty (30) days following the Employee’s date of termination of employment.

(ii)           An amount in cash equal to:

(A)          the actual annual incentive compensation the Employee would have received, if any, under the Annual Management Performance Incentive Plan, or a successor plan thereto (the “Annual Incentive Plan”), for the fiscal year which includes his/her date of termination of employment and assuming that the Employee had been employed through the payout date, multiplied by

(B)           a fraction (the numerator of which shall be the number of whole months actually worked by the Employee during the Company’s fiscal year in which the Employee’s date of termination of employment occurs and the denominator of which shall be the number 12) (the “Pro Rata Annual Incentive”).

The Pro Rata Annual Incentive shall be payable in a lump sum in accordance with the terms of the relevant underlying Annual Incentive Plan and at the same time payments are made to other Company executives pursuant to such Annual Incentive Plan.

(iii)          An amount in cash equal to the sum of Employee’s annual base salary and Target Incentive Opportunity under the Annual Incentive Plan in effect on the Employee’s date of termination of employment with such amount being payable as follows:

(A)          an amount equal to the lesser of:

(1)          the sum of the Employee’s annual base salary plus Target Incentive Opportunity as in effect on the Employee’s date of termination of employment; or

(2)           two (2) times the Employee’s base salary as in effect on the Employee’s date of termination of employment; or

(3)           two (2) times the compensation limit of Code Section 401(a) (17) (i.e., $460,000 for 2008)

shall be paid to Employee in a lump sum no later than thirty (30) days following the Employee’s date of termination of employment; and

(B)           an amount, if any, equal to:

(I)            the sum of the Employee’s annual base salary plus Target Incentive Opportunity as in effect on the Employee’s date of termination of employment, reduced by

(II)           the amount paid to Employee under Clause (A) immediately above shall be paid to Employee in a lump sum no later 30 days following the seven month anniversary of the Employee’s date of termination of employment.

(iv)          A amount in cash equal to ten percent (10%) of the Employee’s then current annual base salary in lieu of health, dental, long-term disability, and life insurance continuation with such amount being payable in a lump sum no later than thirty (30) days following the Employee’s date of termination of employment.  The Employee’s participation in these and all other similar benefits shall cease upon the termination of Employee’s employment with the Company under circumstance which entitle the Employee to the payments set forth in this Section 2(iv)”

2.             Paragraph (d) of Section 2 of the Agreement is hereby deleted in their entirety and replaced with the following new Paragraph (d) as a part thereof:

“              (d)           Subsequent Recalculation.  In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse the Employee for the full amount necessary to make the Employee whole (less any amounts received by the Employee that the Employee would not have received had the computations initially been computed as substantially adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.  Any such reimbursement under this paragraph (d) shall be made by the Company to the Employee no later than the December 31 of the calendar year following the calendar year in which the Employee is assessed and pays any such additional amounts to the IRS. ”

*              *              *              *              *

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of this 20th day of December, 2008.

SAUER-DANFOSS (US) COMPANY

By:	/s/ Ronald C. Hanson
Ronald C. Hanson
Vice President — Human Resources

EMPLOYEE

/s/ Charles K. Hall

Charles K. Hall